EXHIBIT 10.1
Wisconsin Electric Power Company
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201


                                                       January 5, 1998


Mr. Michael B. Sellman
5 Harold's Way
Freeport, ME 04032

Dear Mike:

      This letter will confirm our offer of employment to you, subject to your satisfaction of the contingency noted in item 7 below, with the specifics to be as follows:

      1. Position: Your title will be Senior Vice President of the Nuclear Power Business Unit and you will serve as Chief Nuclear Officer of the Company. You would report to me in my capacity as President and Chief Operating Officer of the Company.

      2. Base Salary: Base salary will be payable to you at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year, payable in accordance with the Company's regular payroll practices.

      3. Special Signing Bonus: As a special inducement, we will pay you a special signing bonus of Fifty Thousand Dollars ($50,000) promptly after you report for work with us. An additional Fifty Thousand Dollars ($50,000) will become payable to you if you remain in our employ on the 2nd anniversary of your starting date with us.

      4. Moving Expenses and Temporary Living Expenses: The Company will pay or reimburse you for your reasonable moving costs in accordance with standard Company policy. In addition, the Company will pay reasonable rent including utilities on such leased premises as you desire to obtain here, provided only that you submit the leasing arrangements to the Company for its prior approval, until the earlier of July 1, 1998 or your purchase of a residence here.

      5. Other Benefits: You will participate in the Wisconsin Energy Corporation Supplemental Executive Retirement Plan with respect to monthly benefits "A" and "B." Monthly benefit "A" is designed to make up for any limitations imposed on the amount of your accrued benefit under the Company's tax-qualified defined benefit plan (the "Retirement Account Plan") upon your retirement at or after age 60, because of benefit limits under Section 415 of the Internal Revenue Code or the limit on annual compensation imposed by Section 401(a)(17) of such Code. Monthly benefit "B" is a special supplemental pension benefit equal to a life annuity of 10% of your average total compensation during your highest 36 consecutive months, which will become available to you upon your retirement at or after age 60. You will also participate on a basis commensurate with other senior executives of the Company in any other employee benefits, perquisites, vacations plans, or executive short-term and long-term incentive compensation programs as may exist from time to time. Also, you will be entitled to participate in all applicable retirement and savings plans and all welfare benefit plans and practices which the Company makes available to its salaried employees generally. The Company requires an annual medical physical exam by a physician or clinic of your choice, at Company expense.

      6. Special Deferred Compensation Benefit: The Company agrees to create a special bookkeeping account (the "Account") and to credit the same with Four Hundred and Twenty-Two Thousand ($422,000) as of
          January 1, 1998 and to thereafter adjust the Account annually as of December 31 of each year with the same investment results as would have been credited to the Account had it been invested as a part of the funds of the Company's tax-qualified defined benefit plan, the Retirement Account Plan. The current value recorded in the Account will become payable to you in a single lump sum, less applicable withholding, on the first to occur of any of the following events:

          (a) Your termination of employment for any reason at any time on or after your attainment of age 60 (the "Vesting Date").

          (b) Your termination of employment at any time prior to the Vesting Date because of death or such disability as prevents you from continuing to substantially perform the duties of your job.

          Should your employment cease prior to the Vesting Date other than because of death or disability as described in (b) above, you will forfeit any interest in the Account. Values held in the Account or which become payable to you from the Account will not be included or taken into consideration in the calculation of any benefits due you under any other retirement or welfare benefit plan or program of the Company which bases benefits in whole or in part on compensation. The Account will be solely a bookkeeping reserve established by the Company as a device for determining amounts that may become payable to you and any right to receive payments under this paragraph will be an unsecured claim against the general assets of the Company.
          Any claims for payments under this paragraph will be subject to same claim procedure rules as apply to the Retirement Account Plan. You will have the right to name a beneficiary to receive any benefits that may become payable under this paragraph on your death, by filing a written notice with the Company on a form prescribed by it. If you fail to designate a beneficiary, any unpaid benefits due will be paid to your estate.

      7. Offer Contingent on Your Release by Current Employer. This offer is contingent upon your obtaining a written release satisfactory to the Company from your current employer (Entergy) indicating that you are free to accept this offer and that your employment as Senior Vice President of the Nuclear Power Business Unit and Chief Nuclear Officer of the Company would not violate the provisions of any non-compete agreement, or other contract or restrictions currently in effect between you and your current employer.

     All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures.

     Your employment would be considered at-will; that is, you could be discharged for any reason or no reason at all, at any time and without notice, and, likewise, you may resign at any time and without notice.

     We anticipate that your starting date with us would be within 60 days of your acceptance. This offer supersedes all our prior discussions and will remain open until January 16, 1998.

     We look forward to hearing from you and hope that you will join us.

                                               Very truly yours,


                                               /s/ Richard R. Grigg
                                               --------------------------
                                               Richard R. Grigg,
                                               President and COO